Exhibit 4.2

PHH CORPORATION,

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 23, 2012

to

INDENTURE

Dated as of January 17, 2012

7.375% Senior Notes due 2019

TABLE OF CONTENTS

PAGE

ARTICLE 1
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.01. Scope of Supplemental Indenture	2
Section 1.02. Definitions	2
Section 1.03. Rules of Construction	14

ARTICLE 2
TERMS AND ISSUANCE

Section 2.01. Issue of Notes; Terms	14
Section 2.02. Additional Notes	16
Section 2.03. Global Securities	16

ARTICLE 3
OPTIONAL REDEMPTION; OFFER TO PURCHASE

Section 3.01. Optional Redemption	17
Section 3.02. Repurchase of Notes upon a Change of Control	17

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.01. Payment of Notes	20
Section 4.02. Existence	20
Section 4.03. Payment of Taxes and other Claims	21
Section 4.04. Maintenance of Properties and Insurance	21
Section 4.05. Limitation on Subsidiary Debt	21
Section 4.06. Limitation on Restricted Payments	23
Section 4.07. Limitations on Liens	24
Section 4.08. Financial Reports	28
Section 4.09. Debt/Tangible Equity Ratio	29
Section 4.10. Applicability of Covenants Contained in the Base Indenture	29
Section 4.11. Suspension of Certain Covenants	30

ARTICLE 5
CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01. Base Indenture	30
Section 5.02. Consolidation, Merger or Sale of Assets	30

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01. Base Indenture	32
Section 6.02. Events of Default	32
Section 6.03. Waiver of Stay, Extension or Usury Laws	33

ARTICLE 7
SATISFACTION AND DISCHARGE

Section 7.01. Discharge of the Company’s Obligations	33

ARTICLE 8
DEFEASANCE

Section 8.01. Legal Defeasance	35
Section 8.02. Covenant Defeasance	36
Section 8.03. Application of Trust Money	36
Section 8.04. Repayment to Company	36
Section 8.05. Reinstatement	37

ARTICLE 9
AMENDMENTS

Section 9.01. Amendments Without Consent of Holders	37
Section 9.02. Amendments With Consent Of Holders	38
Section 9.03. Effect of Consent	39

ARTICLE 10
FUTURE GUARANTEES

Section 10.01. Future Guarantees	40

ARTICLE 11
MISCELLANEOUS

Section 11.01. Provisions of Base Indenture Not Applicable	40
Section 11.02. Registration of Transfers and Exchange	40
Section 11.03. Certain Trustee Matters	40
Section 11.04. Severability	41
Section 11.05. Provisions Binding on Company’s Successors	41
Section 11.06. Effect of Headings	41
Section 11.07. No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders	41
Section 11.08. No Adverse Interpretation Of Other Agreements	41
Section 11.09. Governing Law	41

A-ii

Section 11.10. Counterparts	41

Exhibit A	A-1
Exhibit B	B-1

A-iii

SECOND SUPPLEMENTAL INDENTURE, dated as of August 23, 2012 (this “Supplemental Indenture”), between PHH CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”), supplementing the Indenture dated as of January 17, 2012 between the Company and the Trustee (the “Base Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have executed and delivered the Base Indenture to provide for the issuance from time to time of the Company’s Securities to be issued in one or more series, the terms of which are to be determined as set forth in Section 301 of the Base Indenture; and

WHEREAS, pursuant to Section 901 of the Base Indenture, without the consent of any Holder, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, in form satisfactory to the Trustee, to establish the form or terms of Securities of any series as contemplated by Sections 201 and 301 of the Base Indenture; and

WHEREAS, the Company desires to create a new series of Securities under the Base Indenture, to be designated as its 7.375% Senior Notes due 2019 (together with any Additional Notes, if and when issued, the “Notes”) and, pursuant to this Supplemental Indenture, to establish the form and the terms, conditions, rights and preferences (and limitations on such rights and preferences) thereof; and

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $275,000,000; and

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary to make this Supplemental Indenture and the Notes, when executed by the Company and authenticated and delivered hereunder, legal, valid and binding obligations of the Company, in accordance with their respective terms, have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the Company and the equal and proportionate benefit of all Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.01.  Scope of Supplemental Indenture.  This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces, the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that have been or may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Section 1.02.  Definitions.  (a) The terms defined in the Recitals of the Company herein shall have the meanings specified therein.

(b)                                 Section 101 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall govern.  Except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Base Indenture.

“Additional Notes” means any Notes issued under the Indenture, in addition to the Initial Notes, having the same terms in all respects as the Initial Notes (although they may bear a different CUSIP number), or in all respects except with respect to the date of issuance and issue price, interest paid or payable on or prior to the first Interest Payment Date after the issuance of such Additional Notes and designated as Additional Notes in respect of the Notes.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Securitization Subsidiary” means (i) any Subsidiary engaged solely or substantially in the business of effecting asset securitization transactions and activities incidental thereto, or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, relocation assets, financial assets and related assets under management and mortgage servicing advances, but not, for the avoidance of doubt, mortgage servicing rights.

“bankruptcy default” has the meaning assigned to such term in Section 6.02.

“Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership (but not including any Debt or other securities convertible or exchangeable into Capital Stock).

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change of Control” means:

(1)                       any Person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s Capital Stock entitling the Person to exercise 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, other than an acquisition by the Company or any of the Company’s Subsidiaries; provided that a Change of Control shall not occur as a result of this clause (1) if, in such purchase, merger, acquisition or other transaction, all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in which case clause (2) below shall apply; or

(2)                       the Company (i) merges or consolidates with or into any other Person, another Person merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the

Company’s assets to another Person (excluding a pledge of securities issued by any of the Company’s Subsidiaries, but not excluding any transfer or other disposition resulting from the foreclosure or other exercise of creditors’ remedies pursuant to such pledge) or (ii) engages in any recapitalization, reclassification or other acquisition transaction or series of transactions in which all or substantially all of the Company’s common stock is exchanged for or converted into cash, securities or other property, in each case other than any merger, consolidation, recapitalization, reclassification or other acquisition transaction or series of transactions pursuant to which the holders of the Company’s common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of Capital Stock entitled to vote generally in the election of directors of either (x) the continuing or surviving corporation immediately after the transaction or (y) the corporation that directly or indirectly owns 100% of the Capital Stock of such continuing or surviving corporation; or

(3)                       the Company is liquidated or dissolved or holders of the Company’s common stock approve any plan or proposal for the Company’s liquidation or dissolution.

For the purposes of this definition, whether a “Person” is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and “Person” includes any syndicate or group that would be deemed to be a “Person” under Section 13(d)(3) of the Exchange Act.

“Company” means the party named as such in the first paragraph of this Supplemental Indenture or any successor obligor under the Indenture and the Notes pursuant to Article 5 hereto.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with GAAP plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

“Convertible Debt” means Debt (including, for the avoidance of doubt, the Company’s existing 6.00% Convertible Senior Notes due 2017 and the Company’s 4.00% Convertible Senior Notes due 2014) that is either (a) convertible into the Company’s Capital Stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of the Company’s Capital Stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable or exchangeable for the Company’s Common Stock and/or cash (in an amount determined by reference to the price of the Company’s Capital Stock).

“Debt” means

(1)                       all debt, Obligations and other liabilities of the Company and the Company’s Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of the Company and the Company’s Subsidiaries prepared in accordance with GAAP, other than

(v)                                 accounts payable, trade payables, accrued fees and expenses,

(w)                               derivative transactions entered into in the ordinary course of business,

(x)                                 current and deferred income taxes and other similar liabilities,

(y)                                 minority interest, and

(z)                                  liabilities attributable to the conversion option in any Convertible Debt, plus

(2)                       without duplicating any items included in Debt pursuant to the foregoing clause (1), (but excluding reinsurance obligations of Atrium Reinsurance Corporation and its successors and assigns) the maximum aggregate amount of all liabilities of the Company or any of the Company’s Subsidiaries under any Guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, Obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Company or one of the Company’s Subsidiaries and;

(3)                       without duplicating any items included in Debt pursuant to the foregoing clauses (1) or (2), all other Obligations or liabilities of the Company or any of the Company’s Subsidiaries in relation to the discharge of the Obligations of any Person other than the Company or one of the Company’s Subsidiaries.

For purposes of this definition, accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt will not be deemed to be an incurrence of Debt.

“Debt/Tangible Equity Ratio” means the ratio of (x) principal amount of Debt to (y) Tangible Net Worth.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means the depositary of each Global Security, which will initially be DTC.

“Disqualified Stock” means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding.  Notwithstanding the foregoing, any Capital Stock shall be deemed Disqualified Stock if the terms governing such mandatory or optional redemption pursuant to a change of control (A) are materially more favorable to the holders than the terms described in Section 3.02 hereof taken as a whole (including for the avoidance of doubt, if the terms governing such mandatory or optional redemption pursuant to a change of control could be triggered without triggering an Offer to Purchase upon a Change of Control with respect to the Notes), or (B) do not specifically state that repurchase or redemption pursuant thereto will not occur prior to the Company’s repurchase of the Notes as required by the Indenture.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Event of Default” means the Events of Default that apply to the Notes under Section 6.02 of this Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fitch” means Fitch, Inc. and its successors.

“Foreign Subsidiary” means any Subsidiary of the Company that is not organized under the laws of the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Government Sponsored Enterprise” shall mean (i) the Federal National Mortgage Association or any successor thereto, (ii) the Federal Home Loan Mortgage Corporation or any successor thereto, (iii) the Government National Mortgage Association and any successor thereto and (iv) any other U.S. Department of Housing and Urban Development entity.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company has appointed.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Investment Grade Rating” means BBB- or higher by S&P, Baa3 or higher by Moody’s and BBB- by Fitch, or the equivalent of such ratings by S&P, Moody’s or Fitch (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means August 23, 2012.

“Lien” means any mortgage, pledge, lien, security interest or encumbrance.

“Material Subsidiary” means any Subsidiary which together with its Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of the Company and the Company’s consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Note Guarantee” means a Guarantee of the Company’s Obligations under the Indenture and the Notes by any Subsidiary of the Company.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the issue date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer to Purchase” has the meaning assigned to such term in Section 3.02(b) hereof.

“Parent Holding Company” means any Subsidiary of the Company that has no assets and conducts no operations other than the direct or indirect holding of Capital Stock in a Foreign Subsidiary or activities incidental thereto, including participation in financing arrangements of the Foreign Subsidiary, and the receipt, reinvestment or distribution of dividends, interest and other distributions.

“Parent Holding Company Guarantee” means with respect to Debt of a Foreign Subsidiary, any Guarantee of the Debt by the Parent Holding Company, including a pledge by the Parent Holding Company of the Capital Stock held in the Foreign Subsidiary.

“Permitted Bond Hedge Transaction” means any call option (or substantively equivalent derivative transaction) on the Company’s Capital Stock purchased by the Company in connection with any Convertible Debt, with a strike price or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Debt (subject to rounding); provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, if any, does not exceed the net proceeds received by the Company from the sale of such Convertible Debt.

“Permitted Capped Call Transaction” means any call option (or substantively equivalent derivative transaction) on the Company’s Capital Stock purchased by the Company in connection with the issuance of any Convertible Debt, with a strike price or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Debt (subject to rounding) and with a limit on the amount deliverable to the Company upon exercise thereof based on a cap or upper strike price (howsoever defined); provided that the purchase price for such Permitted Capped Call Transaction does not exceed the net proceeds received by us from the sale of such Convertible Debt.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s Capital Stock sold by the Company substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Permitted Bond Hedge Transaction.

“principal” of any Debt means the principal amount of such Debt, (or if such Debt was issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt), together with, unless the context otherwise indicates, any premium then payable on such Debt.

“Rating Agencies” means:

(a)                                 S&P;

(b)                                 Moody’s;

(c)                                  Fitch; or

(d)                                 to the extent any of S&P, Moody’s or Fitch do not make a rating on the Notes publicly available for reasons outside of the Company’s control, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by any Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding the redemption date for the Notes.

“Reference Treasury Dealer” means (1) any of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in each case, its respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in New York City, the Company may appoint another primary U.S. Government securities dealer as a substitute and (2) any other primary U.S. Government securities dealers that the Company selects.

“REO Assets” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by the Company or any of the Company’s Subsidiaries in the ordinary course of business.

“Restricted Payment” has the meaning assigned to such term in Section 4.06.

“Reversion Date” has the meaning assigned to such term in Section 4.11.

“Revolving Lien” means any Lien which extends to property in existence on the date of creation of such Lien and also to any property of substantially the same characteristics subsequently acquired in the ordinary course of the Company’s business or that of a Material Subsidiary of the Company.

“Rolling Period” means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period for which internal financial statements are available.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Servicing” means loan servicing, sub-servicing rights and master servicing rights and obligations including, without limitation, one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a loan; (b) the collection of payments on account of taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of full escrow administration; (e) the right to receive fees and other compensation and any ancillary fees arising from or connected to the assets serviced, earnings and other benefits of the related accounts and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly including the right to enter into arrangements with third Persons that generate ancillary fees and benefits with respect to the serviced assets; (f) the realization on the security for a loan; and (g) any other obligation imposed on a servicer pursuant to a Servicing Agreement.

“Servicing Advances” means advances made by the Company or any of the Company’s Subsidiaries in the capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of the Company’s Subsidiaries otherwise advance in the capacity as servicer pursuant to any Servicing Agreement.

“Servicing Advance Facility” means any funding arrangement with lenders, any Government-Sponsored Enterprise or any other counterparty based in whole or in part upon Servicing Advances under which funding is provided to the Company or any of the Company’s Subsidiaries.

“Servicing Agreements” means any agreement between one or more Persons pursuant to which the Company or any of the Company’s Subsidiaries effects a Servicing, including pooling and servicing agreements, sale and servicing agreements, transfer and servicing agreements and agreements with third parties, in each case, however denominated.

“Special Purpose Vehicle Subsidiary” means PHH Caribbean Leasing, Inc. and any Subsidiary of the Company engaged in the fleet-leasing management business which (i) is, at any one time, a party to one or more lease agreements with only one lessee and (ii) finances, at any one time, its investment in lease agreements or vehicles with only one lender, which lender may be the Company.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subsidiary” means with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity of which at least a majority of the Voting Stock or other ownership interests having voting power for the election of directors, managers or trustees (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, other than shares, interests, participations or other equivalents having such power by reason of the occurrence of any contingency. For the avoidance of doubt, Fleet Leasing Receivables Trust is not a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that enters into a Note Guarantee subsequent to the Issue Date pursuant to Article 10 hereof by executing a supplemental indenture in the form of Exhibit B hereto, for so long as such Note Guarantee remains in effect.

“Suspended Covenants” has the meaning assigned to such term in Section 4.11.

“Suspension Period” has the meaning assigned to such term in Section 4.11

“Tangible Net Worth” means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

“Treasury Rate” means, for any redemption date, (1) the yield to maturity as of such redemption date of the Comparable Treasury Issue (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue, that has become publicly available at least three Business Days prior to the redemption date) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unencumbered Borrowing Base” means, at any time, the sum of (a) the book value of all unencumbered and unrestricted tangible assets of the Company and its Subsidiaries’ other than mortgage servicing rights; plus (b) the book value of the Company’s and its Subsidiaries’ Unencumbered Mortgage Servicing Rights; provided that cash, cash equivalents and accounts receivable will be excluded in calculating the Unencumbered Borrowing Base.  For purposes of determining the Unencumbered Borrowing Base on any date, Unencumbered Mortgage Servicing Rights will be marked-to-market as of the Business Day prior to such date of determination.  For the avoidance of doubt, assets and mortgage servicing rights will not be included in the Borrowing Base if there are legal or contractual restrictions impairing or preventing the pledge of such assets or mortgage servicing rights in whole or in part (other than, in the case of mortgage servicing rights, restrictions imposed by guidelines of Government-Sponsored Enterprises).

“Unencumbered Mortgage Servicing Rights” of a Person means mortgage servicing rights owned by such Person free and clear of any Liens and for which no payment obligations are owed by such Person, or are required to be distributed, to any third parties.

“Unsecured Debt” means, without duplication, (i) the aggregate principal amount of all unsecured Debt for borrowed money of the Company and its Subsidiaries, (ii) the aggregate amount of unsecured reimbursement obligations in respect of drawn letters of credit issued for the account of the Company or any Subsidiary of the Company, (iii) the aggregate principal amount of any unsecured notes and debt securities issued by the Company or any Subsidiary of the Company, including, without limitation, the Notes, and (iv) the aggregate principal amount of any unsecured Guarantee by the Company or any of the its Subsidiaries of obligations of third Persons of the type described in clauses (i) through (iii).

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Material Subsidiaries (or a combination thereof).

Section 1.03.  Rules of Construction.  Unless the context otherwise requires or except as otherwise expressly provided, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

ARTICLE 2
TERMS AND ISSUANCE

Section 2.01.  Issue of Notes; Terms.  As provided in Section 301 of the Base Indenture, the following terms (the numbered clauses set forth below corresponding to the numbered subsections of Section 301 of the Base Indenture) are hereby established:

(1)                                 The title of the Notes shall be “7.375% Senior Notes due 2019.” The Notes shall initially be issued in the form of one or more Global Securities in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.  The Notes may have notations, legends or endorsements required by law, rules of, or agreements with, national securities exchanges to which the Company or any Subsidiary Guarantor are subject, or usage (provided that such notation, legend or endorsement is in a form acceptable to the Company).

(2)                                 The Notes will be initially limited to an aggregate principal amount of $275,000,000, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture, but may be issued in unlimited amounts as set forth in Section 2.02 of this Supplemental Indenture.

(3)                                 The Notes shall be Guaranteed by those Subsidiaries of the Company that become Subsidiary Guarantors pursuant to Article 10 of this Supplemental Indenture.

(4)                                 The date on which principal of the Notes is payable is September 1, 2019.

(5)                                 The price at which the Notes shall be issued is 100.000%.

(6)                                 The rate at which the Notes shall bear interest is 7.375% per annum.  Subject to the terms provided for in Exhibit A hereto and incorporated by reference herein, interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date.

The Interest Payment Dates on which such interest shall be payable are each March 1 and September 1 of each year, commencing March 1, 2013.  The Regular Record Dates for the payment of interest on any Interest Payment Date shall be the February 15 or August 15 (whether or not a Business Day) next preceding such Interest Payment Date. The Company shall pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the rate of 7.375% per annum.  Section 307(b) of the Base Indenture relating to optional interest reset shall not apply to the Notes.

(7)                                 Payments of principal, premium, if any, and interest on Global Securities will be made to the Depositary by wire transfer, in same day funds.  The Company has the option, however, to pay interest by check mailed to the address of the Person in whose name the applicable Note is registered at the close of business on the relevant Regular Record Date as shown on the applicable Security Register.

(8)                                 The Notes shall be subject to optional redemption as provided for in Section 3.01 of this Supplemental Indenture within the period, at the price, and upon the terms and conditions set forth in such Section 3.01.

(9)                                 The Notes may become subject to an Offer to Purchase as provided for in Section 3.02 of this Supplemental Indenture within the period, at the price, and upon the terms and conditions set forth in such Section 3.02.

(10)                          The Notes shall be issued in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000.

(11)                          Not applicable.

(12)                          The additional covenants set forth in Article 4 of this Supplemental Indenture shall apply with respect to the Notes.  The Events of Default with respect to the Notes are as set forth in Section 6.02 of this Supplemental Indenture.

(13)                          The provisions relating to the satisfaction and discharge of the Notes shall be as set forth in Article 7 of this Supplemental Indenture.

(14)                          Not applicable.

(15)                          Not applicable.

(16)                          The defeasance provisions shall be as set forth in Article 8 of this Supplemental Indenture.

(17)                          Not applicable.

(18)                          The Notes shall initially be issued as Global Securities the form of one or more Global Securities and The Depository Trust Company shall initially be the Depositary for the Global Securities.  The Global Securities will be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of the Depositary.

(19)                          Not applicable.

(20)                          The Events of Default with respect to the Notes are as set forth in Section 6.02 of this Supplemental Indenture.  Section 502 shall be amended by replacing the phrase “an Event of Default specified in Section 501(5) or 501(6)” in each place in which it occurs with the phrase “a bankruptcy default with respect to the Company.”

(21)                          Not applicable.

(22)                          Not applicable.

(23)                          The Company hereby appoints the Trustee as Paying Agent and as the agent upon whom notices and demands may be served with respect to the Notes.

(24)                          The Notes shall be subject to the terms, conditions, rights and preferences (or limitations on such rights and preferences) set forth in this Supplemental Indenture.

Section 2.02. Additional Notes.

(a)                                 Upon the execution of this Supplemental Indenture, or from time to time thereafter, Notes may be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver Notes upon a written Company Order, without any further action by the Company hereunder.  The Trustee shall authenticate Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company upon delivery by the Company of such Additional Notes together with a Company Order for the authentication and delivery of such Additional Notes.  Each Company Order relating to the authentication of Additional Notes shall specify that the issuance of such Additional Notes does not contravene any provision of Article 4 of this Supplemental Indenture.

Section 2.03.  Global Securities.  The following provisions shall apply to Global Securities in addition to the provisions set forth in Section 311 of the Base Indenture:

(a)                                 If an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary, the Trustee will promptly exchange each beneficial interest in a Global Security for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified by the Trustee to the Depositary, and thereupon such Global Security will be deemed cancelled. An exchange pursuant to this Section 2.03(a) may result in a transfer tax or other similar governmental charge, as provided for in Section 305 of the Base Indenture.

(b)           The transfer or exchange of any Global Security (or a beneficial interest therein) may only be made in accordance with the applicable rules and procedures of the Depositary.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

ARTICLE 3
OPTIONAL REDEMPTION; OFFER TO PURCHASE

Section 3.01. Optional Redemption.  (a) The Company may redeem the Notes, at its option, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount of the Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in the case of both (1) and (2), any accrued and unpaid interest to, but not including, the redemption date.

(b)           Article 11 of the Base Indenture shall apply with respect to any Optional redemption pursuant to this Section 3.01.

(c)           Notwithstanding anything to the contrary in Article 11 of the Base Indenture, any optional redemption may, at the Company’s discretion, be subject to one or more conditions precedent, provided that such conditions precedent shall be included in any notice of redemption provided pursuant to Section 1104 of the Base Indenture.

Section 3.02. Repurchase of Notes upon a Change of Control.  (a) Not later than 30 days following the occurrence of a Change of Control, the Company will make an offer to purchase (an “Offer to Purchase”) all outstanding Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase.

(b)           An Offer to Purchase must be made by written offer sent to the Holders in a form described in clause (c) of this Section 3.02.  The Company will notify the Trustee at least 15 days (or such shorter period as is acceptable to the

Trustee) prior to sending the offer to Holders of its obligation to make an Offer to Purchase, and the offer will be sent by the Company or, at the Company’s request and provision of such offer information to the Trustee, by the Trustee in the name and at the expense of the Company.

(c)           The Offer to Purchase must include or state the following as to the terms of the Offer to Purchase:

(i)         the principal amount of Notes subject to the offer (the “purchase amount”);

(ii)        the purchase price, including the portion thereof representing accrued interest;

(iii)       an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;

(iv)       a Holder may tender all or any portion of its Notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in a minimum principal amount of $2,000 and multiples of $1,000 in excess thereof;

(v)        the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(vi)       each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(vii)      interest on any Note not tendered, or tendered but not purchased by the Company pursuant to the Offer to Purchase, will continue to accrue;

(viii)     on the purchase date, the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after, but not including, the purchase date;

(ix)       Holders are entitled to withdraw Notes tendered up to the close of business on the expiration date by giving notice, which must be received by the Company or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(x)        if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

(xi)       if any Note contains a CUSIP or CINS number, no representation is being made as to the correctness of the CUSIP or CINS number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

(d)           Prior to the purchase date, the Company will accept tendered Notes for purchase as required by the Offer to Purchase and deliver to the Trustee all Notes so accepted together with an Officers’ Certificate specifying which Notes have been accepted for purchase.  On the purchase date, the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after the purchase date.  The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(e)           The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.02, by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture, applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) notice of optional redemption pursuant to Section 3.01 hereof has been given in accordance with the Indenture, unless and until there is a Default in payment of the applicable redemption price.  Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Offer to Purchase at the time the Change of Control is made.

(f)            The Company shall not be required (i) to issue, register the transfer of or exchange any Notes subject to an Offer to Purchase during a period beginning at the opening of business 15 days before the purchase under the Offer to Purchase and ending at the close of business on the day of the mailing of notice pursuant to such Offer to Purchase, (ii) to register the transfer of or exchange any Note to be purchased in whole or in part, except in the case of a partial purchase, that portion of any Note not being purchased or (iii) if a purchase pursuant to an Offer to Purchase is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer or exchange of any Note on or after the Regular Record Date and before the date of purchase.

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.01. Payment of Notes.  This Section 4.01 shall replace the provisions contained in Section 1001 of the Base Indenture in their entirety:

(a)           The Company agrees to pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and the Indenture.  Not later than 10:00 A.M. (New York City time) on the due date of any principal of or interest on any Notes, or any redemption or purchase price of the Notes, the Company will deposit with the Trustee (or Paying Agent) money in immediately available funds sufficient to pay such amounts, provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it will, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in the Indenture.  In each case the Company will promptly notify the Trustee of its compliance with this paragraph.

(b)           An installment of principal or interest will be considered paid on the date due if the Trustee (or Paying Agent, other than the Company or any Affiliate of the Company) holds on that date money designated for and sufficient to pay the installment.  If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

Section 4.02. Existence.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Material Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Company and each Material Subsidiary, provided that the Company is not required to preserve any such right, license or franchise, or the existence of any Material Subsidiary, or preserve its corporate formation, if the Company shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole; and provided further that this Section does not prohibit any transaction otherwise permitted by Article 5 hereof.

Section 4.03. Payment of Taxes and other Claims.  The Company will pay or discharge, and cause each of its Material Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Material Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Material Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.04. Maintenance of Properties and Insurance.

(a)           The Company will cause all properties used or useful in the conduct of its business or the business of any of its Material Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Company may be necessary so that the business of the Company and its Material Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section 4.04 shall prevent the Company or any Material Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

(b)           The Company will provide or cause to be provided, for itself and its Material Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Company and its Material Subsidiaries are then conducting business.

Section 4.05. Limitation on Subsidiary Debt.  (a) The Company will not permit any Material Subsidiary of the Company that is not a Subsidiary Guarantor to create, incur, issue, assume, Guarantee or otherwise become liable for any Debt (any Debt of a Subsidiary that is not a Subsidiary Guarantor, “Subsidiary Debt”), without guaranteeing the payment of the principal of, premium, if any, and interest on the Notes pursuant to Article 10 hereof.

(b)           The foregoing restriction set forth in clause(a) of this Section 4.05 shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Subsidiary Debt constituting:

(i)         Debt of a Person who in connection with the Company’s acquisition of the stock or equity of such Person becomes a Material Subsidiary, which such Debt existed before the time of the Company’s acquisition of such Person, was not created in anticipation thereof and is not Guaranteed by any other Subsidiary of the Company;

(ii)        Purchase money Debt (including Capital Leases) to the extent permitted under Section 4.07(a)(ii) hereof;

(iii)       Debt owed to the Company or any Subsidiary;

(iv)       Debt outstanding on the date of this Supplemental Indenture or any extension, renewal, replacement or refunding (collectively, “refinancing”) of any Debt existing on the date of this Supplemental Indenture or referred to in Section 4.05(b)(i) or Section 4.05(b)(ii) hereof; provided that the principal amount of the new Debt shall not exceed the principal amount of the Debt being refinanced plus any premium, including tender premium, or fees or transaction costs payable in connection with any such refinancing;

(v)        Debt of an Asset Securitization Subsidiary, a Special Purpose Vehicle Subsidiary or a Foreign Subsidiary or any Parent Holding Company Guarantee;

(vi)       Debt (other than Debt of Asset Securitization Subsidiaries) consisting of the obligation to repurchase mortgages and related assets or secured by, or financing, mortgages and related assets in connection with mortgage warehouse financing arrangements;

(vii)      Debt incurred in connection with any Servicing Advance Facility;

(viii)     Debt pursuant to any software licensing agreement that is treated as a Capital Lease for accounting purposes of the Company and the Company’s consolidated Subsidiaries;

(ix)       Debt (including securitizations) incurred in connection with the financing of mortgage servicing rights; provided that at no time may more than $350,000,000 of mortgage servicing rights of the Company and its Material Subsidiaries (valued as of the day any encumbrances in respect thereof were first created or given) be subject to encumbrances in respect of such Debt; provided that on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the Company’s Unencumbered Borrowing Base is equal to at least 1.2 times the amount of Unsecured Debt at such time;

(x)        Any recourse, liability or obligation incurred in connection with the sale or financing of fleet vehicle leases; provided that the aggregate amount of such recourse, liability or obligation shall not exceed $50,000,000 at any time; and

(xi)       Debt in an aggregate principal amount that (together without duplication with the aggregate principal amount of secured Debt then outstanding under Section 4.07(a)(xxiii) does not exceed the greater of (x) $300,000,000 or (y) 15% of Tangible Net Worth.

(c)           For purposes of determining compliance with this covenant, in the event that an item of Subsidiary Debt meets the criteria of more than one of the categories of permitted Subsidiary Debt described in Section 4.05(b)(i) through Section 4.05(b)(xi) hereof, the Company, in its sole discretion, may classify or reclassify such item of Subsidiary Debt in any manner that complies with this covenant and the Company may divide and classify an item of Subsidiary Debt in more than one of the types of Subsidiary Debt described in Section 4.05(b)(i) through Section 4.05(b)(xi) hereof.

Section 4.06. Limitation on Restricted Payments.  (a) The Company shall not, directly or indirectly, declare or pay any dividend, or make any distribution on account of its Capital Stock, or purchase, repurchase, redeem, acquire or retire for value any such Capital Stock (such transactions being referred to herein as “Restricted Payments”), if, after giving effect to such Restricted Payment, the Company’s Debt/Tangible Equity Ratio, calculated as of the most recently completed month end for which internal financial statements are available, would exceed 6.0 to 1.

(b)           Notwithstanding the foregoing, the foregoing provision shall not prohibit the following actions:

(i)         the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of the Indenture;

(ii)        the making of a Restricted Payment out of the proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of the Company’s Equity Interests (other than Disqualified Stock);

(iii)       the making of a Restricted Payment by the Company in its Equity Interests (other than Disqualified Stock) or in options, warrants or other rights to purchase such Equity Interests;

(iv)       (y) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value or of the Company’s common Equity Interests or (z) the payment of cash in settlement of any Equity Interest that by its terms may, or is required to, be settled in cash, in each case, held by any future, present or former employee, director or consultant of the Company or any of the Company’s Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate cash consideration paid therefor or in settlement thereof in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million (with unused amounts carried over to future periods up to $10.0 million in any twelve-month period);

(v)        repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities if such Equity Interests represent a portion of the exercise price of such options or warrants and repurchases of Equity Interests in connection with the exercise of stock options, warrants or other securities to the extent necessary to pay applicable withholding taxes;

(vi)       the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(vii)      the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or other similar transactions; and

(viii)     (y) any payments or deliveries in connection with (including, without limitation, purchases of) any Permitted Bond Hedge Transaction or Permitted Capped Call Transaction and (z) payments made to exercise, settle or terminate any Permitted Warrant Transaction (1) by delivery of our Capital Stock, (2) by set-off against the related Permitted Bond Hedge Transaction or (3) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by us pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction.

Section 4.07. Limitations on Liens.  (a) The Company will not, and will not permit any Material Subsidiary of the Company to, incur any Lien (the

“Initial Lien”) to secure Debt without equally and ratably securing the Notes except (each of the following, a “Permitted Lien”):

(i)         deposits under worker’s compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

(ii)        purchase money Liens granted to the vendor or Person financing the acquisition or development of property, plant or equipment if:

(A)    limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; and

(B)    the Debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted;

(iii)       Liens and/or Revolving Liens upon real and/or personal property, each of which Liens or Revolving Liens existed before the time of the Company’s acquisition of such property or the Company owning such property and was not created in anticipation thereof; provided that no such Lien or Revolving Lien shall extend to or cover any property of the Company or a Material Subsidiary other than the respective property so acquired and improvements thereon;

(iv)       Liens and Revolving Liens upon real and/or personal property of a Person who in connection with the Company’s acquisition of the stock or equity of such Person becomes a Material Subsidiary, each of which Liens or Revolving Liens existed before the time of the Company’s acquisition of such Person and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Company or a Material Subsidiary other than of the Material Subsidiary (and its acquired Affiliates) so acquired;

(v)        Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings

(A)       shall not have been commenced (unless fully bonded or otherwise effectively stayed) or

(B)       in any event shall be promptly fully bonded or otherwise effectively stayed);

(vi)       Liens securing Debt of any Material Subsidiary owing to the Company or any Material Subsidiary;

(vii)      Liens securing Debt and related Obligations (including in connection with asset securitization transactions), or securing interests in asset sale transactions which could alternatively be characterized as Debt, or securing obligations to pay rent incurred in connection with asset securitization transactions, which Debt or securitized assets are not reported on the Company’s consolidated balance sheet or that of the Company’s Material Subsidiaries, and which Liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and Liens on the stock or equity of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

(viii)     Liens securing Debt and related Obligations of an Asset Securitization Subsidiary issued in asset securitization transactions, which Debt or securitized assets are reported on the Company’s consolidated balance sheet or that of the Company’s Material Subsidiaries, and which Liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and Liens on the stock of such Asset Securitization Subsidiary;

(ix)       Liens covering only the property or other assets of any Special Purpose Vehicle Subsidiary and securing only the Debt of any such Special Purpose Vehicle Subsidiary;

(x)        other Liens incidental to the conduct of the Company’s business or the ownership of the Company’s property and other assets, which do not secure any Debt and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of the

Company’s property or other assets or materially impair the use thereof in the operation of the Company’s business;

(xi)                              Liens covering only (a) the property, Capital Stock, or other assets of any Foreign Subsidiary or (b) the property or other assets (but not Capital Stock) of the Parent Holding Company with respect to any Foreign Subsidiary; provided that in the case of (b), the Liens secure Debt only of the relevant Foreign Subsidiary and, if applicable, a Parent Holding Company Guarantee permitted to be incurred under the Indenture;

(xii)                           Liens existing prior to the date of this Supplemental Indenture;

(xiii)                        Liens on cash of Atrium Reinsurance Corporation and its successors and assigns in connection with its reinsurance business;

(xiv)                       any extension, renewal or replacement of Liens referred to in Section 4.07(a)(ii), 4.07(a)(iii), 4.07(a)(iv), 4.07(a)(xii), and Section 4.07(a)(xviii) hereof; provided that any such extension, renewal or replacement Lien shall be limited to the property covered by the Lien extended, renewed or replaced and that the obligation secured by such new Lien shall not be greater in amount than the Obligations secured by the Lien extended, renewed or replaced (plus any premium, including tender premium, or fees or transaction costs payable in connection with any such refinancing);

(xv)                          Liens incurred in the ordinary course of business to secure Debt utilized to fund net investment in leases and leased vehicles, mortgages and related assets and other assets under management programs which shall not include Liens on mortgage servicing rights;

(xvi)                       Liens on mortgages and related assets securing Obligations described under Section 4.05(b)(vi) and (vii) hereof;

(xvii)                    Liens in connection with Debt permitted under Section 4.05(b)(viii);

(xviii)                 Liens created as a result of a sale and leaseback transaction relating to assets not in excess of $100,000,000 in the aggregate on a cumulative basis;

(xix)                       Liens on cash or cash equivalents posted as collateral securing obligations of the Company or any Subsidiary of the Company in respect of Interest Rate Protection Agreements, mortgage repurchases, letters of credit and surety bonds;

(xx)                          Liens on mortgage servicing rights and proceeds thereof securing Debt (and related obligations) permitted by Section 4.05(b)(ix);

(xxi)                       Liens securing judgments for the payment of money, provided that enforcement of such Liens has been stayed;

(xxii)                    Liens securing the Company’s and the Company’s Subsidiaries’ cash management obligations; and

(xxiii)                 Liens to secure Debt not otherwise permitted by any of Section 4.07(a)(i) through Section 4.07(a)(xxii) hereof if, at the time any such Liens are incurred, the aggregate principal amount of Debt secured by such Liens (together without duplication with the aggregate principal amount of Subsidiary Debt then outstanding under Section 4.05(b)(xi) hereof does not exceed the greater of (x) $300,000,000 or (y) 15% of Tangible Net Worth.

(b)                                 Any Lien created for the benefit of the Holders of the Notes pursuant to clause (a) of this Section 4.07 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any additional action on the part of a Holder of Notes, upon the release and discharge of the Initial Lien.

(c)                                  For purposes of determining compliance with this Section 4.07, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described in Section 4.07(a) but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in Section 4.07(a), the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this Section 4.07 and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the clauses in Section 4.07(a).

Section 4.08. Financial Reports.  (a) The Company will file with the Trustee, such information, documents and other reports that are required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the same would be required to be filed with the Commission by a registrant that is not an accelerated filer or a large accelerated filer.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b)                                 If at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee with (and the Trustee shall promptly make available to Holders of the Notes) within 15 days after the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer:

(1)                                 all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2)                                 all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a registrant that is not an accelerated filer or a large accelerated filer (unless the Company is required to file reports under the Exchange Act and are an accelerated filer or a large accelerated filer).

(c)                                  Any failure to comply with this covenant will be automatically cured when the Company files all required reports with the Commission.

(d)                                 To the extent any such information, documents and reports referred to in this Section 4.08 are (i) filed by the Company electronically on the Commission’s Electronic Data Gathering and Retrieval System (or any successor system) or (ii) posted on the Company’s Website, such information, documents and reports shall be deemed to have been provided to the Trustee and the Holders of the Notes.

(e)                                  All obligors on the Notes will comply with Section 314(a) of the Trust Indenture Act.

Section 4.09. Debt/Tangible Equity Ratio.  The Company shall maintain, as of the last day of each fiscal quarter, a Debt/Tangible Equity Ratio of not more than 8.5 to 1.

Section 4.10. Applicability of Covenants Contained in the Base Indenture.  Each of the agreements and covenants of the Company contained in Sections 1002 through 1005 of the Base Indenture shall apply to the Notes.

Section 4.11. Suspension of Certain Covenants.  If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two out of three of the Rating Agencies, and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Material Subsidiaries, as applicable, will not be subject to the covenants in Section 4.05 and Section 4.06 (collectively, the “Suspended Covenants”).

In the event that the Company and its Material Subsidiaries are not subject to the Suspended Covenants under the Indenture, for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or more of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating (leaving less than two of the Rating Agencies with an Investment Grade Rating for the Notes) and/or (b) the Company enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating (in either case leaving less than two of the Rating Agencies with an Investment Grade Rating for the Notes) and/or (c) a Default or Event of Default has occurred and is continuing under the Indenture, then the Company and its Material Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture, with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.”  In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Material Subsidiaries prior to such reinstatement that would violate any Suspended Covenant will give rise to a Default or Event of Default under the Indenture, with respect to Notes; provided that all Debt of Material Subsidiaries incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.05(b)(iv).

ARTICLE 5

CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01.  Base Indenture.  This Article 5 replaces in its entirety the corresponding provisions set forth in Article Eight of the Base Indenture.

Section 5.02.  Consolidation, Merger or Sale of Assets.  (a) The Company will not (i) consolidate with or merge with or into any Person, or (ii) sell, convey,

transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or (iii) permit any Person to merge with or into the Company; unless

(1)                                 either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under the Indenture, and the Notes;

(2)                                 immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3)                                 the Company’s Debt/Tangible Equity Ratio is not more than 8.5 to 1 as of the most recently completed month end for which internal financial statements are available, calculated after giving effect to the transaction on a pro forma basis; and

(4)                                 the Company delivers to the Trustee an Officers’ Certificate stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture, and an opinion of counsel stating that the consolidation, merger or transfer complies with clause (1) above and the supplemental indenture (if any) complies with the Indenture;

provided, that (x) the foregoing does not apply to any sales, conveyances, transfers or other dispositions from any of the Company’s Subsidiaries to the Company or one of the Company’s Subsidiaries and (y) clauses (2) and (3) do not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into the Company or (ii) if, in the good faith determination of the Company’s Board of Directors, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the Company’s jurisdiction of incorporation.

(b)                                 The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons (other than to the Company or the Company’s Subsidiaries).

(c)                                  Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture.  Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all the Company’s assets or in the case of a sale, conveyance, transfer or disposition of all or substantially all of the Company’s assets to a Subsidiary, the Company will be released from its obligations under the Indenture, and the Notes.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Base Indenture. Section 6.02 replaces in its entirety the corresponding provisions set forth in Section 501 of the Base Indenture.

Section 6.02. Events of Default. (a) The following shall constitute the Events of Default with respect to the Notes:

(i)                                     Default for a period of 30 days in payment of any interest on the Notes when due;

(ii)                                  Default in payment of principal of (or premium, if any, on) the Notes;

(iii)                               the Company’s failure to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 3.02 hereof or to comply with Article 5 hereof;

(iv)                              the Company defaults in the performance of any other covenant in the Indenture, with respect to the Notes, including violations of the other covenants included in Article 4 hereof, continued for 90 days after written notice to the Company by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Notes; and

(v)                                 an involuntary case or other proceeding is commenced against the Company or any Material Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(vi)                              the Company or any of its Material Subsidiaries (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (3) effects any general assignment for the benefit of creditors (an event of default specified in clause (v) or (vi) a “bankruptcy default”).

(b)                                 Notwithstanding anything to the contrary, the Company may cure the covenant described in Section 4.09 by being in compliance with the ratio described thereunder as of any date within 45 days following the last day of the applicable fiscal quarter.

Section 6.03.  Waiver of Stay, Extension or Usury Laws.  The Company and each Subsidiary Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or the Subsidiary Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Indenture.  The Company and each Subsidiary Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

SATISFACTION AND DISCHARGE

Section 7.01.  Discharge of the Company’s Obligations.  This Section 7.01 shall replace Sections 401, 402 and 403 of the Base Indenture in their entirety.

(a)                                 Subject to clause (b), the Company’s obligations under the Notes and the Indenture, and each Subsidiary Guarantor’s obligations under its Note Guarantee, if any, will terminate if:

(1)                                 all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced or (ii) Notes that are paid pursuant to Section 4.01 or (iii) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Company pursuant to Section 8.04) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(2)                                 (A) the Notes mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

(B)                               the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of (and premium, if any) and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

(C)                               no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of the deposit,

(D)                               the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith), and

(E)                                the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with.

(b)                                 After satisfying the conditions in clause (1), only the Company’s obligations under Section 607 of the Base Indenture will survive.  After satisfying the conditions in clause (2), only the Company’s obligations in Article Three of the Base Indenture (as modified by this Supplemental Indenture), Sections 607, 609, 610 and 1002 of the Base Indenture and Sections 4.01, 8.04 and 8.05 hereof will survive.  In either case, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture other than the surviving obligations.

ARTICLE 8
DEFEASANCE

Section 8.01. Legal Defeasance.  After the deposit referred to in clause (1) below, the Company will be deemed to have paid and will be discharged from its obligations in respect of the Notes and the Indenture, other than its obligations in Article Three of the Base Indenture (as modified by this Supplemental Indenture), Section 607, 609, 610 and 1002 of the Base Indenture and Sections 4.01, 8.04 and 8.05, and each Subsidiary Guarantor’s obligations under the Note Guarantee, if any, will terminate, provided the following conditions have been satisfied:

(1)                                 The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.

(2)                                 No Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of the deposit.

(3)                                 The deposit will not result in a breach or violation of, or constitute a default under, or any other agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith).

(4)                                 The Company has delivered to the Trustee

(A)                               either (x) a ruling received from the Internal Revenue Service to the effect that the beneficial owners for U.S. federal income tax purposes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a change in law after the date of this Supplemental Indenture, to the same effect as the ruling described in clause (x), and

(B)                               an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940.

(5)                                 If the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.

(6)                                 The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.

The Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture, except for the surviving obligations specified above.

Section 8.02.  Covenant Defeasance.  After the deposit referred to in clause (1), the Company’s obligations set forth in Section 4.05, through Section 4.09 inclusive and Section 5.01(a)(3) of this Supplemental Indenture and Section 704 of the Base Indenture will terminate, and Section 6.02(a)(iii) and Section 6.02(a)(iv) will no longer constitute Events of Default, provided the following conditions have been satisfied:

(1)                                 The Company has complied with clauses (1), (2), (3), 4(B), (5) and (6) of Section 8.01 hereof; and

(2)                                 The Company has delivered to the Trustee either (x) a ruling received from the Internal Revenue Service to the effect that the beneficial owners for U.S. federal income tax purposes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel to the same effect as the ruling described in clause (x).

Except as specifically stated above, none of the Company’s obligations under the Indenture, will be discharged.

Section 8.03. Application of Trust Money.  Subject to Section 8.04 hereof, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 7.01, Section 8.01 or Section 8.02 hereof, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and the Indenture.  Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

Section 8.04. Repayment to Company.  Subject to Section 607 of the Base Indenture, Section 7.01 hereof, Section 8.01 hereof and Section 8.02 hereof, the Trustee will promptly pay to the Company upon request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money.  The Trustee will pay to the Company upon request any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company.  After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

Section 8.05. Reinstatement.  If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 7.01, Section 8.01 or Section 8.02 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture, and the Notes will be reinstated as though no such deposit in trust had been made.  If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

ARTICLE 9
AMENDMENTS

Section 9.01.  Amendments Without Consent of Holders.  With respect to the Notes, the following provisions shall replace in their entirety the provisions identified in Section 901 of the Base Indenture. The Company and the Trustee may modify, amend or supplement the Indenture, without the consent of any Holder of Notes to:

(i)            cure any ambiguity, defect, mistake or inconsistency in the Indenture;

(ii)           provide for uncertificated Notes in addition to or in place of Certificated Notes;

(iii)          comply with Article 5 or Section 4.05 of this Supplemental Indenture;

(iv)          if required by the requirements of the Commission, comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(v)           evidence and provide for the acceptance of appointment by a successor Trustee;

(vi)          make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture, of any such Holder;

(vii)         add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(viii)        secure the Notes;

(ix)        provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; and

(x)         conform the text of the Indenture, the Notes or Note Guarantees, if any, to any provision of the “Description of Notes” contained in the Final Prospectus Supplement.

Section 9.02.  Amendments With Consent Of Holders.  With respect to the Notes, the following provisions shall replace in their entirety the provisions set forth in Section 902 of the Base Indenture.

(a)        Except as otherwise provided in Sections 508 and 513 of the Base Indenture hereof and in paragraph (b) below, the Company and the Trustee may amend the Indenture or the Notes with the written consent of the Holders of a majority in principal amount of the outstanding Notes, and the Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Notes.

(b)       Notwithstanding the provisions of clause (a) above, without the consent of each Holder affected, no such modification shall:

(i)            change the Stated Maturity of the principal, or any installment of principal or interest, of any Note or change the redemption price;

(ii)           reduce the principal amount of or the rate of interest on or any premium payable on redemption of any Note;

(iii)          modify the manner of determination of the rate of interest so as to affect adversely the interest of a Holder or reduce the amount of the principal due and payable upon acceleration;

(iv)          change the place or currency of payment of principal of or interest on any Note;

(v)           impair the right to institute suit for the enforcement of any payment on or with respect to any Note; or

(vi)          modify the provisions relating to modification or amendment of the Indenture, or to waiver of compliance with or defaults of certain restrictive provisions of the Indenture, except to increase the percentage in principal amount of Notes required, or to provide that certain other provisions of the Base Indenture cannot be modified or amended without the consent of the Holder of each note affected thereby.

(c)        It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(d)        After an amendment, supplement or waiver under this Section becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  The Company will send supplemental indentures to Holders upon request.  Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of such supplemental indenture or waiver.

Section 9.03.  Effect of Consent.  Section 904 of the Base Indenture is amended by adding to the end of the paragraph the following:

“If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.”

ARTICLE 10
FUTURE GUARANTEES

Section 10.01. Future Guarantees.  (a) Any Subsidiaries required to guarantee the Notes pursuant to Section 4.05 hereof shall execute a supplemental indenture in the form of Exhibit B hereof to evidence their Note Guarantee.

(b)        Any such Note Guarantee shall be automatically and unconditionally released, without any additional action on the part of a Holder of Notes, upon (i) the release or discharge of the Debt of such Subsidiary Guarantor which resulted in the obligation to guarantee the Notes, (ii) the disposition of the Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) such that it no longer is a Subsidiary of the Company, (iii) such Subsidiary Guarantor no longer being a Material Subsidiary of the Company, or (iv) defeasance or discharge of the Notes.

(c)        The Company may choose to cause any Subsidiary to guarantee the Notes by executing a supplemental indenture in the form of Exhibit B hereof, and may cause such Note Guarantee to be released at any time, without any additional action on the part of a Holder of Notes, provided that after giving effect to such release, the Company would be in compliance with the provision described under Section 4.05 hereof.

(d)        The Trustee shall, at the Company’s expense, execute and deliver such instruments as the Company or such Subsidiary Guarantor may reasonably request to evidence the termination of any Note Guarantee.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Provisions of Base Indenture Not Applicable.  Notwithstanding anything to the contrary in the Indenture, Section 307(b), Section 312, Article Twelve and Article Thirteen of the Base Indenture shall not apply with respect to the Notes.

Section 11.02. Registration of Transfers and Exchange.  The final paragraph of Section 305 of the Base Indenture shall be amended to provide a clause (iii), which shall read in its entirety: “(iii) if a redemption is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer or exchange of any Note on or after the Regular Record Date and before the date of redemption.”

Section 11.03.  Certain Trustee Matters.  The Recitals of the Company contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Section 11.04.  Severability.  To the extent permitted by applicable law, in case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes.

Section 11.05. Provisions Binding on Company’s Successors.  All the covenants, stipulations, promises and agreements in this Supplemental Indenture and the Notes shall bind the Company’s successors and assigns whether so expressed or not.

Section 11.06.  Effect of Headings.  The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 11.07.  No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.  No director, officer, employee, incorporator, member or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations.  Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.08.  No Adverse Interpretation Of Other Agreements.  The Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company and no such indenture or loan or debt agreement may be used to interpret the Indenture.

Section 11.09. Governing Law.  THE SUPPLEMENTAL INDENTURE, INCLUDING ANY NOTE GUARANTEES, AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.10.  Counterparts.  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PHH CORPORATION

By:	/s/ Richard J. Bradfield
Name: Richard J. Bradfield
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ R. Tarnas
Authorized Signatory

[Signature Page of Second Supplemental Indenture]

Exhibit A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.](1)

PHH CORPORATION

7.375% Senior Note Due 2019

[CUSIP] [CINS]

No.	$

PHH Corporation, a Maryland corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                      , or its registered assigns, the principal sum of                        DOLLARS ($                     ) [or such other amount as indicated on the Schedule of Exchange Notes attached hereto](2) on September 1, 2019.

Interest Rate:   7.375% per annum.

Interest Payment Dates:  March 1 and September 1, commencing March 1, 2013.

Regular Record Dates:  February 15 and August 15.

(1)  Insert in Global Securities only.

(2)  Insert text in Global Securities only.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	PHH CORPORATION

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated herein (7.375% Senior Notes Due 2019) issued under the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Officer

Date:

[REVERSE SIDE OF NOTE]

PHH CORPORATION

7.375% Senior Note Due 2019

No.

1.                                      Principal and Interest.

The Company promises to pay the principal of this Note on September 1, 2019.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 7.375% per annum (subject to adjustment as provided below).

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the February 15 or August 15 immediately preceding the interest payment date) on each interest payment date, commencing March 1, 2013.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from [the Issue Date].(3)  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the rate applicable to this Note.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date pursuant to Section 307 of the Base Indenture.

2.                                      Indentures.

This is one of the Notes issued and to be issued in one or more series under an Indenture (the “Base Indenture”) dated as of January 17, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as

(3)  For Additional Notes may be different.

Trustee, as supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated as of August 23, 2012 (the Base Indenture, assupplemented by the Second Supplemental Indenture, as amended from time to time, the “Indenture”).  Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Company.  The Indenture limits the original aggregate principal amount of the Notes to $275,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class.

3.                                      Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture.  There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.                                      Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000.  A Holder may register the transfer or exchange of Notes in accordance with the Indenture.  The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.                                      Defaults and Remedies.

If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal and accrued interest of all of the Notes to be due and payable immediately.  If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.                                      Amendment and Waiver.

Under the Indenture, the Company’s rights and obligations and the rights of the Holders of the Notes may be changed and compliance with certain covenants or a past default may be waived. Subject to certain exceptions, any change requires the consent of the Holders of a majority in principal amount of the outstanding Notes; provided that no such modification shall, without the consent of the Holder of each Note affected thereby change certain rights of the Holders of the Notes specified in the Indenture.  Without the consent of any Holder, the Company and the Trustee may modify, amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect, mistake or inconsistency in the Indenture.

7.                                      Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.                                      Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.                                      Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture and the Second Supplemental Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE](4)

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Signature
Date:

(4)  Insert in definitive securities only

SCHEDULE TO
PHH CORPORATION 7.375% SENIOR NOTE DUE 2019

No.

Date	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee

Exhibit B

SUPPLEMENTAL INDENTURE

dated as of                     ,

among

PHH CORPORATION,

The Subsidiary Guarantor(s) Party Hereto

and

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

7.375% Senior Notes due 2019

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of                     ,         , among PHH CORPORATION, a Maryland corporation (the “Company”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture (the “Base Indenture”), dated as of January 17, 2011, between the Company and the Trustee, as supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated as of August 23, 2012 (the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”), relating to the Company’s 7.375% Senior Notes due 2019 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Second Supplemental Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause certain Subsidiaries to provide Guaranties in certain circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture.

Section 2.01.  The Guaranties.  Subject to the provisions of this Section 2, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture.  Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.02.  Guarantee Unconditional.  The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(1)                                 any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(2)                                 any modification or amendment of or supplement to the Base Indenture or the Second Supplemental Indenture or any Note;

(3)                                 any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(4)                                 the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)                                 any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

(6)                                 any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 2.03.  Discharge; Reinstatement.  Except as provided in Article 10 of the Second Supplemental Indenture, each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture, have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture, is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04.  Waiver by the Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 2.05.  Subrogation and Contribution.  Upon making any payment with respect to any obligation of the Company under this Section 2, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 2.06.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 2.07.  Limitation on Amount of Guarantee.  Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.  To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 2.08.  Execution and Delivery of Guarantee.  The execution by each Guarantor of this supplemental indenture evidences the Note Guarantee of such Guarantor.

Section 2.09.  Release of Guarantee.  The Note Guarantee of a Guarantor will be released in accordance with the provisions of Article 10 of the Second Supplemental Indenture

Section 3.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Supplemental Indenture may be signed in various counterparts, which together will constitute one and the same instrument.

Section 5.  This Supplemental Indenture is an amendment supplemental to the Indenture, and the Base Indenture, the Second Supplemental Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PHH Corporation, as Issuer

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Name:
Title: